Exhibit 5

April 7, 2008

DARA BioSciences, Inc.

8601 Six Forks Road, Suite 160

Raleigh, North Carolina 27615

Ladies and Gentlemen:

You have requested our opinion in connection with the registration under the Securities Act of 1933, as amended, of 7,366,072 shares of the $0.01 par value Common Stock (the “Common Stock”) of DARA BioSciences, Inc. (the “Company”), a Delaware corporation, by the Registration Statement on Form S-8 (the “Registration Statement”), to be filed by you with the Securities and Exchange Commission in connection with the DARA BioSciences, Inc. 2003 Amended and Restated Employee, Director and Consultant Stock Plan and the DARA BioSciences, Inc. 2008 Employee, Director and Consultant Stock Plan (the “Plans”).

We have made such investigations of law, examined original copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments, and received such statements from officers and representatives of the Company, as we have deemed necessary for purposes of this opinion. The opinions set forth herein are limited to matters governed by the Delaware General Corporation Law and the federal laws of the United States.

Based upon the foregoing, we are of the opinion that the shares of the Common Stock covered by the Registration Statement have been duly and validly authorized and, when, and if, issued pursuant to the terms of the Plans will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Kennedy Covington Lobdell & Hickman, L.L.P.

KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P